MTBC Announces Final $5 Million MediGain Acquisition Payment

SOMERSET, N.J., – (Marketwired) – October 2, 2017 – MTBC (NASDAQ: MTBC) (NASDAQ: MTBCP) a provider of proprietary, cloud-based healthcare IT solutions and services, announced today that it has made its final payment of $5 million, plus interest, related to the MediGain transaction.

“On September 28, 2017, MTBC paid Prudential $5,270,000, comprised of principal and accrued interest due related to the MediGain transaction,” explained MTBC in the 8-K filed with the Securities and Exchange Commission on October 2, 2017. It continued, “MTBC’s September 28th payment constituted payment in full of MTBC’s obligation to Prudential.”

“We were pleased to announce last month that we had fully repaid our Opus Bank term debt well ahead of the maturity date and we are likewise pleased today to announce the full satisfaction of our MediGain acquisition consideration,” said Stephen Snyder, MTBC President. He continued, “The repayment of our debt, combined with our significant year-over-year revenue growth and record Adjusted EBITDA, leaves us well positioned as we continue to grow and consolidate our segment of the market.”

Additional information regarding MTBC’s final payment is included with its Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2017, and is incorporated herein by reference.

About MTBC

MTBC is a healthcare information technology company that provides a fully integrated suite of proprietary web-based and mobile health solutions, together with related business services, to healthcare providers throughout the United States. Its integrated SaaS platform helps its customers increase revenues, streamline workflows and make better business and clinical decisions, while reducing administrative burdens and operating costs. MTBC’s common stock trades on the NASDAQ Capital Market under the ticker symbol “MTBC,” and its Series A Preferred Stock trades on the NASDAQ Capital Market under the ticker symbol “MTBCP.”

For more information on MTBC, please visit www.mtbc.com.

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SOURCE MTBC

Company and Investor Contact:

Bill Korn

Chief Financial Officer

Medical Transcription Billing, Corp.

bkorn@mtbc.com

(732) 873-5133